Homeland Resources Ltd.
3395 S. Jones Blvd. #169
Las Vegas, NV  89146

January 15, 2015

Telesecurity Sciences, Inc.  (the “Company”)
7391 Prairie Falcon Road, Suite 150B
Las Vegas, NV 89128
            Attn:  Douglas P. Boyd, Chairman and Chief Executive Officer

Dear Dr. Boyd:

This letter (this “Letter Agreement”) sets forth the terms upon which Homeland Resources Ltd., a Nevada corporation (“Homeland”), proposes to purchase from the Company shares of the Company’ Common Stock, $0.0001 par value per share, (the “Common Stock”) for an aggregate purchase price of $7,500,000, to be issued Warrants to purchase additional shares of the Company’s Common Stock, and to thereafter engage in a Business Combination, as hereinafter defined, with the Company.  All amounts of currency expressed herein are in United States Dollars.

1.                  Purchase and Sale of Shares.

(a)                Sale of Fully Paid Shares.  Homeland agrees to purchase and the Company agrees to sell and issue to Homeland, at the Closing, as hereinafter defined, and subject to the terms and conditions of this Letter Agreement, 99,116 shares of Common Stock (the “Fully Paid Shares”) for a purchase price of $1,000,000 (the “Initial Purchase Price”).

(b)               Sale of Partially Paid Shares.  Homeland agrees to purchase and the Company agrees to sell and issue (subject to the Grant of Security Interest in Section 10 below) to Homeland, at the Closing, as hereinafter defined, and subject to the terms and conditions of this Letter Agreement, an aggregate of 644,257 shares of Partially Paid Common Stock in the amounts, for the purchase prices and the Call Dates set for the below (the “Partially Paid Shares”).  The Partially Paid Shares are shares to be issued pursuant to Section 156 of the Delaware General Corporation Law.  The Call Date is the first date on which the Company can call for the payment of the remainder of the purchase price to be paid and on which such remainder must be paid.  The purchase price for each Tranche shall be paid $1.00 at Closing and the remainder on the Call Date.

Tranche	Shares	Purchase Price	Call Date
#1	29,735	$300,000	April 30, 2015
#2	29,735	$300,000	May 31, 2015
#3	29,735	$300,000	June 30, 2015

#4	29,735	$300,000	July 31, 2015
#5	29,735	$300,000	August 31, 2015
#6	29,735	$300,000	September 30, 2015
#7	29,735	$300,000	October 31, 2015
#8	29,735	$300,000	November 30, 2015
#9	29,735	$300,000	December 31, 2015
#10	29,735	$300,000	January 31, 2016
#11	29,735	$300,000	February 28, 2016
#12	29,735	$300,000	March 31, 2016
#13	29,735	$300,000	April 30, 2016
#14	29,735	$300,000	May 31, 2016
#15	29,735	$300,000	June 30, 2016
#16	29,735	$300,000	July 31, 2016
#17	29,735	$300,000	August 31, 2016
#18	29,735	$300,000	September 30, 2016
#19	29,735	$300,000	October 31, 2016
#20	29,734	$300,000	November 30, 2016
#21	49,558	$500,000	December 15, 2016

(c)             Purchase and Sale of Warrants.

(i) Homeland agrees to purchase and the Company agrees to sell and issue to Homeland at the Closing, and subject to the terms and conditions of this Letter Agreement, a warrant in the form of Exhibit A hereto to purchase 743,373 shares of Common Stock for an aggregate purchase price of $7,500,000 (the “Warrant A”). Warrant A may be exercised on or before January 15, 2017, but only if all 644,257 Partially Paid Shares have been fully paid for by Homeland at the time of exercise of Warrant A. The purchase price for the Warrant A shares shall be paid for by the delivery by Homeland of $2,000,000 in cash upon exercise of Warrant A and by the delivery by Homeland of its Secured Promissory Note in the form of Exhibit B hereto (the “Secured Promissory Note”). The Secured Promissory Note shall bear simple interest at the rate of 5% per annum and shall be payable in 11 monthly installments commencing upon exercise of Warrant A of $500,000 each plus accrued interest. The Warrant A shares shall be secured by a Pledge Agreement in the form of Exhibit C hereto (the “Pledge Agreement”).

(ii) Homeland agrees to purchase and the Company agrees to sell and issue to Homeland at the Closing, and subject to the terms and conditions of this Letter Agreement, a warrant in the form of Exhibit D hereto (“Warrant B,” and together with Warrant A, the “Warrants”) to purchase a number of shares of Common Stock equal to ½ of the amount of any shares of Common Stock issued by the Company to persons or entities upon the exercise of stock options or warrants (other than Warrant A and this Warrant B) following the date of this Letter Agreement and prior to the consummation of a Business Combination (the “Third Party Warrant Shares”). Homeland’s exercise price for the Warrant B shares will equal ½ of the aggregate exercise price paid to the Company for all the Third Party Warrant Shares. Warrant B may be exercised immediately prior to a Business Combination, but only if all 644,257 Partially Paid Shares have been fully paid for by Homeland at the time of exercise of Warrant B and only if Warrant A has been exercised and the Warrant A shares have been fully paid for (including the payment in full of the Secured Promissory Note). The shares of Common Stock to be issued upon exercise of Warrant A and Warrant B are referred to herein as the Warrant Shares. The purchase price for the Warrant B shares shall be paid for by the delivery by Homeland of the full exercise price in cash upon exercise of Warrant B.

(d)            Grant of Security Interest.   The obligations of Homeland to make payments for the Partially Paid Shares shall be secured by the security interest granted pursuant to the Grant of Security Interest provided for under Section 10 below.

(e)                Closing; Delivery.  The purchase and sale of the Fully Paid Shares, the Partially Paid Shares and the Warrants shall take place remotely via the exchange of documents and signatures, at 11:00 a.m., Pacific Time, on the February 15, 2015 (the “Closing Date”), or at such other time and place as the Company and Homeland mutually agree upon, orally or in writing (which time and place is designated as “the Closing”).

(f)                Closing Deliveries.  At the Closing Date the following will be delivered by the Company and Homeland:

(i) By the Company. The Company shall deliver to Homeland a certificate representing the Fully Paid Shares and the Warrants. The certificates representing the Partially Paid Shares shall be retained by the Company until the purchase price therefore shall be indefeasibly paid and shall be released and delivered to Homeland as they become fully paid.

(ii) By Homeland. Homeland will deliver the Initial Purchase Price by wire transfer of immediately available funds to a bank account designated by the Company.

2.                  Representations and Warranties of the Company.  The Company hereby represents and warrants to Homeland that the following representations are true and complete as of the date hereof.

(a)                Organization, Good Standing, Corporate Power and Qualification.  The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted.  The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.  As used in this Letter Agreement “Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or results of operations of a person.

(b)               Capitalization.  The authorized capital of the Company consists of:

(i) 4,000,000 shares of common stock, par value $0.0001 (the “Common Stock”), of which 906,745 shares are issued and outstanding, and 2,000,000 shares of preferred stock, par value $0.0001, of which (1) 375,000 have been designated

“Series A Preferred Stock” (the “Series A Preferred Stock”) with 290,000 shares of said 375,000 shares of Series A Preferred Stock being issued and outstanding as of the Closing, and (2) 375,000 shares have been designated “Series B Preferred Stock” (the “Series B Preferred Stock”) with 290,000 shares of said 375,000 shares of Series B Preferred Stock being issued or outstanding.

(ii) The Company has reserved 343,000 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its Stock Plan (the “TSS Stock Plan”). Of such reserved shares of Common Stock, no shares have been issued pursuant to restricted stock purchase agreements, options to purchase 252,858 shares have been granted and are currently outstanding, and 90,142 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the TSS Stock Plan.

(iii) The Company has reserved 10,000 shares of Series A Preferred Stock, 10,000 shares of Series B Preferred Stock and 25,000 shares of Common Stock for issuance pursuant to outstanding warrants.

(iv) Except as set forth above, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any shares of the Company’s capital stock, or any securities convertible into or exchangeable for shares of the Company’s capital stock. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

(c)                Subsidiaries.  The Company does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity.  The Company is not a participant in any joint venture, partnership, or similar arrangement.

(d)               Authorization.  All corporate action required to be taken by the Company’s Board of Directors and stockholders in order to authorize the Company to enter into this Letter Agreement, and to issue the Shares at the Respective Closing Dates has been taken or will be taken prior to the Initial Closing.  All action on the part of the officers of the Company necessary for the execution and delivery of this Letter Agreement, the performance of all obligations of the Company under this Letter Agreement to be performed as of the Closing Date, and the issuance and delivery of the Fully Paid Shares, the Partially Paid Shares, the Warrants and the Warrant Shares has been taken or will be taken prior to the Closing.  This Letter Agreement when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.  As used in this Letter Agreement “Transaction Documents” means this Letter Agreement, the Pledge Agreement and the Warrants.

(e)                Valid Issuance of Shares.  The Fully Paid Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Letter Agreement and the Warrant Shares when the consideration therefore shall have been paid, will be validly issued fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Letter Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Homeland.  The Partially Paid Shares, when issued, sold and delivered in accordance with the terms as set forth in this Letter Agreement will be validly issued and free of restrictions on transfer other than restrictions on transfer under this Letter Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by Homeland.  When the consideration therefore shall have been fully paid as set forth in this Letter Agreement, the Partially Paid Shares will be fully paid and.

(f)                Litigation.  To the Company’s knowledge, there is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or currently threatened in writing (i) against the Company or any officer or director of the Company arising out of their employment or board relationship with the Company; or (ii) that questions the validity of the Transaction Documents or the right of the Company to enter into them, or to consummate the transactions contemplated by the Transaction Documents.  Neither the Company nor, to the Company’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect the Company).  As used in this Letter Agreement “Knowledge,” including the phrase “to the Company’s knowledge,” shall mean the actual knowledge of Douglas P. Boyd, Ph.D.

(g)               Intellectual Property.  The Company owns or possesses or believes it can acquire on commercially reasonable terms sufficient legal rights to all Company Intellectual Property (as defined below) without any known conflict with, or infringement of, the rights of others.  To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringes or will infringe any intellectual property rights of any other party.  The Company has not received any communications alleging that the Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person.  Each employee and consultant has assigned to the Company all intellectual property rights he or she owns that are, or are anticipated to be, used in the Company’s business as now conducted and as presently proposed to be conducted.  As used in this Letter Agreement “Company Intellectual Property” means all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes as are necessary to the conduct of the Company’s business as now conducted and as presently proposed to be conducted.

(h)               Compliance with Other Instruments.  The Company is not in violation or default (i) of any provisions of its Third Restated Certificate or Bylaws, (ii) of any injunction, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, the violation of which would have a Material Adverse Effect.  The execution, delivery, performance, and filing of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract, agreement, lease or purchase order, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to the Company.

(i)                 Absence of Liens.  The property and assets that the Company owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets.  With respect to the property and assets it leases, the Company is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

(j)                 Financial Statements.  The Company has delivered to Homeland its unaudited financial statements for the three months ended September 30, 2014 (the “Financial Statements”).  The Financial Statements fairly present in all material respects the financial condition and operating results of the Company as of the date, and for the period indicated therein, subject to normal year-end audit adjustments.  Except as set forth in the Financial Statements, the Company has no material liabilities or obligations, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business after September 30, 2014, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect.

(k)               Changes.  Since September 30, 2014 there has not been:

(i) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Material Adverse Effect;

(ii) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect;

(iii) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair the Company’s ownership or use of such property or assets;

(iv) any sale, assignment or transfer of any Company Intellectual Property;

(v) any arrangement or commitment by the Company to do any of the things described in this Section 2(k).

(l)                 Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes due and payable by the Company which have not been timely paid.  There are no accrued and unpaid federal, state, county, local or foreign taxes of the Company which are due.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, county, local or foreign governmental agency.  The Company has duly and timely filed all federal, state, county, local and foreign tax returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(m)             Permits.  The Company has all franchises, permits, licenses and any similar authority necessary for the conduct of its business, the lack of which could reasonably be expected to have a Material Adverse Effect.  The Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.                  Representations and Warranties of Homeland.

Homeland hereby represents and warrants to the Company that the statements in this Section 3 are true and correct as of the date hereof and will also be true and correct as of the Closing Date and as of each Call Date.

(a)                Organization and Qualification.  Homeland is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted.  Homeland is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b)               Organizational Documents.  Homeland has made available to the Company complete and correct copies of Homeland’s charter and bylaws, as amended to date.

(c)                Capital Structure.  The authorized and issued capital stock of Homeland as of the date hereof is as set forth in the Homeland SEC Filings (as hereinafter defined).  All issued and outstanding shares of the capital stock of Homeland are duly authorized, validly issued, fully paid and non-assessable.

(d)               Subsidiaries.  Except as set forth in the Homeland SEC Filings, Homeland does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity and Homeland is not a participant in any joint venture, partnership or similar arrangement.

(e)                Authority.  Homeland has the requisite power and authority to execute and deliver this Letter Agreement, and to perform its obligations hereunder.  All corporate action required to be taken by Homeland’s Board of Directors and stockholders in order to authorize Homeland to enter into this Letter Agreement, and to purchase the Shares at the Respective Closings has been taken or will be taken prior to the Initial Closing.  All action on the part of the officers of Homeland necessary for the execution and delivery of this Letter Agreement, the performance of all obligations of Homeland under this Letter Agreement has been taken.  This Letter Agreement when executed and delivered by Homeland, shall constitute valid and legally binding obligations of Homeland, enforceable against Homeland in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(f)                Compliance with Other Instruments.  Homeland is not in violation or default (i) of any provisions of the Homeland Charter or Homeland Bylaws, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound, or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to Homeland, the violation of which would have a Material Adverse Effect.  The execution, delivery, performance, and filing of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract, agreement, lease or purchase order, or (ii) an event which results in the creation of any lien, charge or encumbrance upon any assets of Homeland or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to Homeland.

(g)               Compliance With Law.  Homeland is not or has not been in conflict with, or in default or violation of any law applicable to Homeland or by which any property or asset of Homeland or is bound, except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(h)               SEC Filings; Financial Statements.

(i) Homeland has filed with, or furnished (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, for the two (2) years preceding the date hereof (collectively, the “Homeland SEC Filings”). Except as disclosed in Homeland’s Form 8-K filed November 20, 2014, each Homeland SEC Filing, as amended or supplemented, if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the applicable rules and regulations of the SEC promulgated thereunder and (ii) did not, at the time it was filed (or became effective in the case of registration statements), and, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(ii) Except as disclosed in Homeland’s Form 8-K filed November 20, 2014, each of the consolidated financial statements contained or incorporated by reference in the Homeland SEC Filings (as amended, supplemented or restated, if applicable), including the related notes and schedules, was prepared (except as indicated in the notes thereto) in accordance with GAAP applied on a consistent basis throughout the periods indicated, and each such consolidated financial statement presented fairly, in all material respects, the consolidated financial position, results of operations, stockholders’ equity and cash flows of Homeland and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

(iii) Since the date of the latest audited financial statements included within the Homeland SEC Filings, except as specifically disclosed in a subsequent Homeland SEC Filing filed prior to the date hereof, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

(iv) Homeland’s common stock trades on the OTC Pink marketplace under the symbol HMLA.

(i)                 Absence of Liens.  The property and assets that Homeland owns are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Homeland’s ownership or use of such property or assets.  With respect to the property and assets it leases, Homeland is in compliance with such leases and, to its knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets.

(j)                 Tax Returns and Payments.  There are no federal, state, county, local or foreign taxes due and payable by Homeland which have not been timely paid.  There are no accrued and unpaid federal, state, county, local or foreign taxes of Homeland which are due.  There have been no examinations or audits of any tax returns or reports by any applicable federal, state, county, local or foreign governmental agency.  There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(k)               Litigation.  There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to Homeland’s knowledge, currently threatened in writing against Homeland or any subsidiary, including without limitation, (i) against Homeland or any officer or director of the Company arising out of their employment or board relationship with Homeland; (ii) that questions the validity of the Transaction Documents or the right of

Homeland to enter into them, or to consummate the transactions contemplated by the Transaction Documents.  Neither Homeland nor, to Homeland’s knowledge, any of its officers or directors is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality (in the case of officers or directors, such as would affect Homeland).

(l)                 Brokers.  No broker or finder is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Homeland.

4.                  Investment Representations of Homeland.  Homeland represents and warrants to the Company:

(a)                Homeland has received and is generally familiar with the Company’s Financial Statements, the Company’s executive personnel and the medical and security markets for scanning equipment and software in which the Company operates and proposes to operate.

(b)               Homeland has had an opportunity to review and ask questions of duly authorized officers or other representatives of the Company concerning the Company in general; has received any additional information which Homeland has requested; and desires no further information in connection with Homeland’s purchase of the Fully Paid Shares, the Partially Paid Shares, the Warrants and the securities issuable upon exercise of the Warrants (collectively, the “Securities”).

(c)                Homeland realizes that a purchase of the Securities represents a speculative investment involving a high degree of risk.

(d)               Homeland can bear the economic risk of an investment in the Shares for an indefinite period of time, can afford to sustain a complete loss of such Securities, has no need for liquidity in connection with such investment, and can afford to hold the Securities indefinitely.

(e)                Homeland acknowledges and agrees that the Partially Paid Shares shall be subject to the provisions of Sections 156, 163 and 164 of the Delaware General Corporations Law, copies of which are attached hereto as Exhibit E.

(f)                Homeland realizes that the Securities have not been and will not be registered for sale under the U.S. Securities Act of 1933, as amended and the rules and regulations promulgated thereunder (the “U.S.  Securities Act”) or applicable U.S. State securities laws (the “U.S.  State Laws”), and may sold only in the U.S. following registration under the U.S. Securities Act and U.S. state laws, or pursuant to an opinion of counsel acceptable to the Company that such registration is not required.

(g)               Homeland is experienced and knowledgeable in financial and business matters, and capable of evaluating the merits and risks of investing in the Securities, and does not need or desire the assistance of a knowledgeable representative to aid in the evaluation of such risks.

(h)               Homeland has not received, and is not purchasing any of the Securities as a result of, any general solicitation or advertisement regarding the offer of the Securities.

(i)                 The address set forth on the signature page to this Letter Agreement is the true and correct address of Homeland’s principal office.

(j)                 No guarantees or warranties have been made to Homeland by the Company and its agents or employees or any other person, expressly or by implication, with respect to the profit or return, if any, to be realized as a result of this investment.

(k)               Homeland has been advised that the Securities have not been registered under the U.S. Securities Act or the relevant U.S. State Laws, but are being offered and will be sold in the U.S. pursuant to exemptions from the U.S. Securities Act and U.S. State Laws, and that the Company’s reliance upon such exemptions is predicated in part on Homeland’s representations contained herein.  Homeland represents and warrants that the Securities are being purchased for Homeland’s own account and for long-term investment and without the intention of reselling or redistributing the Securities.  Homeland acknowledges and agrees that the following (or a substantially similar) legend will be placed on the Certificate for the Securities:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

(l)                 Homeland further represents and agrees that if, contrary to Homeland’s foregoing intentions, Homeland should later desire to dispose of or transfer any of the Securities in the U.S. in any manner, Homeland shall not do so without first obtaining an opinion of counsel reasonably satisfactory to the Company that such proposed disposition or transfer may be made lawfully without the registration of such Securities pursuant to the U.S. Securities Act and applicable U.S. State Laws (it being expressly understood that the Company shall not have any obligation to register such Securities).

(m)             Homeland is a legal entity organized under the laws of Nevada and has mailing addresses in the States of Nevada and New Mexico.  It is not domiciled in any other jurisdiction.

The foregoing representations and warranties are true and accurate as of the date hereof and shall be true and correct as of the Closing and each subsequent purchase of Securities, and the representations, warranties and agreements herein shall survive each such Closing.

5.                  Conditions to Each Party’s Obligations.  No party is obligated to close the transactions contemplated by this Letter Agreement unless the following conditions are satisfied on or before the Closing Date:

(a)                Consents and Approvals.  All consents, approvals and permits required to consummate the transactions provided for in this Letter Agreement must have been obtained without the imposition of any burdensome conditions.

(b)               Proceedings.  No Order enjoining or prohibiting the consummation of the transactions contemplated by this Letter Agreement is in effect, and neither party has received any notice threatening to enjoin or prohibit the consummation of the transactions contemplated by this Letter Agreement.

6.                  Conditions to Homeland’s Obligations.  Each and every obligation of Homeland to be performed on each Respective Closing Date shall be subject to the satisfaction prior to or on such date of the following express conditions precedent (any or all of which Homeland may expressly waive):

(a)                Performance of Obligations and Delivery of Documents.  The Company shall have performed all covenants, agreements, and obligations required of it by this Letter Agreement and shall have executed and delivered to Homeland all documents required to be delivered at or prior to the Closing, including this Letter Agreement.

(b)               Proceedings and Instruments Satisfactory.  All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Letter Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Homeland and the Company shall have made available to Homeland for examination the originals or true and correct copies of all documents which Homeland may reasonably.

(c)                No Litigation.  No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint or prohibition of, or damages or other relief in connection with, this Letter Agreement or the consummation of the transactions contemplated by this Letter Agreement.

(d)               Accuracy of Representations and Warranties.  The representations and warranties of the Company in this Letter Agreement shall be true and correct, in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification), both when made and on the Closing.

(e)                No Material Adverse Effect.  From the date of this Letter Agreement to each Respective Closing Date there shall not have occurred and there shall not exist on the Respective Closing Date, any Material Adverse Effect with respect to the Company.

(f)                Closing Deliveries.  The Company shall have delivered, or caused to be delivered, to Homeland at or prior to the Closing such documents, certificates and agreements as Homeland and its counsel may reasonably require.

(g)               Board Resolutions.  The Company shall have delivered to Homeland resolutions adopted by its Board of Directors certified by the Company’s secretary authorizing the Company’s officers to execute and deliver this Letter Agreement and to perform its obligations hereunder.

(h)               Certificates.  The Company shall have delivered to Homeland a certificate, in form and substance reasonably satisfactory to Homeland, certifying that the conditions stated in this Section 6 have been fulfilled, and to the incumbency of the officers of the Company executing this Letter Agreement on behalf of the Company.

7.                  Conditions to The Company’s Obligations.  Each and every obligation of the Company to be performed on each Respective the Closing Date shall be subject to the satisfaction prior to or on such date of the following express conditions precedent (any or all of which the Company may expressly waive):

(a)                Performance of Obligations and Delivery of Documents.  Homeland shall have performed all covenants, agreements, and obligations required of it by this Letter Agreement and shall have paid the respective purchase prices executed and delivered to the Company all documents required to be delivered at or prior to the Closing, including this Letter Agreement.

(b)               Proceedings and Instruments Satisfactory.  All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Letter Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to the Company shall have made available to the Company for examination the originals or true and correct copies of all documents which the Company may reasonably request.

(c)                No Litigation.  No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint or prohibition of, or damages or other relief in connection with, this Letter Agreement or the consummation of the transactions contemplated by this Letter Agreement.

(d)               Accuracy of Representations and Warranties.  The representations and warranties of Homeland in this Letter Agreement shall be true and correct, in all respects (in the case of any representation or warranty containing any materiality qualification), or in all material respects (in the case of any representation or warranty without any materiality qualification), both when made and on each Respective Closing.

(e)                No Material Adverse Change.  From the date of this Letter Agreement to each Respective Closing Date there shall not have occurred and there shall not exist on the Respective Closing Date, any Material Adverse Effect with respect to the Company.

(f)                Closing Deliveries.  Homeland shall have delivered, or caused to be delivered, to the Company such documents, certificates and agreements as the Company and its counsel may reasonably require.

(g)               Board Resolutions.  Homeland shall have delivered to the Company resolutions adopted by its Board of Directors certified by Homeland’s secretary authorizing Homeland’s officers to execute and deliver this Letter Agreement and to perform its obligations hereunder.

(h)               Certificate.  Homeland shall have delivered to the Company a certificate, in form and substance reasonably satisfactory to the Company, certifying that the conditions stated in this Section 7 have been fulfilled, and to the incumbency of the officers of Homeland executing this Letter Agreement on behalf of Homeland.

8.                  Covenants of the Company.  The Company agrees and covenants with Homeland as follows:

(a)                Covenant Regarding Use of Proceeds. The proceeds from the sale of the Shares shall be used for the development of medical applications of its products, including but not limited to its proposed TumorTrak, Low Dose CT and EBCT Scanners. Proceeds shall be used in accordance with medical budgets agreed upon by the Company and Homeland which medical budgets shall include reasonable allocations for Company general overhead. The Company may use the proceeds from the sale of the Shares for the development of security or other applications with Homeland’s approval, which approval will not be unreasonably withheld.

(b)               Options, Warrants and Other Securities.  Stock Plan.  Without Homeland’s approval, which shall not be unreasonably withheld, the Company shall not increase the number of shares available for grant pursuant to the Stock Plan.

(c)                Issuance of Shares of Capital Stock and Warrants to Purchase Capital Stock.  Without the prior approval of Homeland, which approval shall not be unreasonably withheld, the Company shall not issue any additional shares of capital stock (other than shares required to be issued pursuant to the exercise of outstanding warrants, outstanding stock options and stock options to be issued pursuant to the Stock Plan).

(d)               Other Funding.  Subject to Homeland being in good standing under this Letter Agreement, the Company will not, without the prior written consent of Homeland, solicit or entertain offers of financing from any other person and shall refer any financing offers or inquiries to Homeland; provided however, for greater clarity, this covenant is intended to apply to the issuance of equity and equity-related securities and is not intended to apply to solicitation, entertaining or accepting offers to fund software and other development activities of the Company not involving equity or equity-related securities (including for example private and public grants).

9.                  Covenants of Homeland.  Homeland agrees and covenants with the Company as follows:

(a)                Homeland shall not amend or propose to amend its certificate of incorporation or by-laws (or other comparable organizational documents);

(b)               Homeland shall not, nor shall it permit any subsidiary to, engage in any operating business other than those currently conducted as of the date hereof;

(c)                Homeland shall continue to operate its business in compliance with all applicable laws;

(d)               Homeland shall file with, or furnish (on a publicly available basis) to, the SEC all forms, reports, schedules, statements and documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, including any amendments or supplements thereto, on a timely basis.  Each such filing, shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Homeland agrees promptly upon execution of this Letter Agreement to file with the U.S. Securities and Exchange Commission a Current Report on Form 8-K disclosing this Letter Agreement and attaching a copy thereof, including exhibits, as an exhibit;

(e)                Homeland shall use commercially reasonable efforts to maintain the trading of its common stock on the OTC Markets Quality Board.

(f)                Homeland shall promptly provide to the Company a copy of any comment letters or other notifications received by the SEC;

(g)               Homeland shall not, nor shall it permit any subsidiary to, offer or sell any securities (i) other than pursuant to an effective registration statement filed with the SEC, pursuant to Regulation D or Regulation S under the Securities Act or (ii) in violation of U.S. federal, state or Canadian securities laws;

(h)               Homeland shall not, nor shall it permit any subsidiary to, pay and broker or finder a commission in connection with the sale of its securities in violation of federal, state or Canadian securities laws, including without limitation paying any unregistered brokers a commission where such registration may be required under U.S. federal, state of Canadian securities laws;

(i)                 Homeland shall not, nor shall it permit any subsidiary to, without the consent of the Company, which shall not be unreasonably withheld, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Homeland or any subsidiary in excess of $200,000;

(j)                 Homeland shall promptly, but no later than 5 business days, after such change, provide written notice of any material adverse changes to its business, operations or assets;

(k)               Homeland shall promptly, but no later than 5 business days, after such threatened or filed claim or lawsuit, provide written notice of any threatened, or filed claim or lawsuit against Homeland, its directors, officers or any of its assets;

(l)                 Homeland shall not, nor shall it permit any subsidiary to, enter into any material agreements, without the prior written consent of the Company which consent shall not be unreasonably withheld;

(m)             Homeland shall not, nor shall it permit any subsidiary to, enter into any agreement in principle, letter of intent, memorandum of understanding or similar contract, agreement or understanding, with respect to any merger, joint venture, strategic partnership or alliance, other than the business combination contemplated by this Letter Agreement, without the prior written consent of the Company which consent shall not be unreasonably withheld;

(n)               Homeland will not make any disclosures or communications about, or concerning, the Company, the Company business, or this Letter Agreement without the Company’s prior written consent, including, without limitation, make any such disclosures in any securities law filings, in any press-releases, or make any other media disclosures, or in connection with any formal or informal conversations with potential investors, or investment bankers. The Company will promptly, based on Homeland’s disclosure requirements, review any such disclosures or communications

(o)               Homeland shall not, without the prior, written consent of the Company, institute, settle or compromise any legal actions pending or threatened before any arbitrator, court or other any other governmental entity other than any legal action brought against the Company arising out of a breach or alleged breach of this Letter Agreement, or the Business Combination by Homeland;

(p)               Homeland shall not, without the prior written consent of the Company, settle or compromise any material tax claim, audit or assessment, (ii) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any material tax returns, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Homeland or its subsidiaries;

(q)               Homeland shall not, and shall not permit any of its respective subsidiaries to, take, or agree or commit to take, any action that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Business Combination or the other transactions contemplated by this Letter Agreement.

10.              Grant of Security Interest.

(a)                Protective Security Interest.  The security interest granted herein is protective or cautionary and does not and is not intended to negate, limit or otherwise modify the Company’s rights pursuant to the Delaware General Corporation Law with respect to partially paid shares, including but not limited to those rights pursuant to Del. Gen. Corp. Law Sections 156, 163 and 164.

(b)               Grant of Security Interest; Collateral.  Homeland hereby pledges and grants to the Company a first priority lien on and security interest in the Collateral, as hereinafter defined.  The term “Collateral” means, collectively: (i) all of Homeland’s rights in respect of Partially Paid Shares which have not been fully paid for in cash; and (ii) all products, proceeds and revenues of and from the personal property described in clause (i) above, together with all substitutions therefore and additions thereto including without limitation stock rights, rights to subscribe, liquidating dividends, stock dividends, cash dividends, interest, new securities and other property to which Homeland is or may hereafter become entitled to receive on account of such personal property.

(c)                Security for Obligations.  This Letter Agreement secures the payment and/or performance of all obligations of Homeland to the Company, now or hereafter existing under this Letter Agreement, including but not limited to the obligation to fully pay the unpaid purchase price of the Partially Paid Shares, and all obligations of Homeland now or hereafter existing under this Letter Agreement (all such obligations of Homeland to the Company hereinafter referred to as the “Obligations”).

(d)               Delivery of Collateral.  All certificates or instruments representing the Collateral shall be delivered to and held by or on behalf of the Company pursuant hereto and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer, indoresement or assignment in blank, all in form and substance satisfactory to the Company.  The Company shall have the right, in the event of a default under this Letter Agreement, in its sole discretion and without notice to Homeland, to transfer to or to register in the name of the Company or any of its nominees any or all of the Collateral.

(e)                Representations and Warranties.  Homeland represents and warrants as follows:

(i) Upon Closing Homeland is the legal and beneficial owner of Collateral free and clear of any lien, security interest, option or other charges or encumbrance except for the security interest created by this Letter Agreement; and

(ii) The pledge of the Partially Paid Shares pursuant to this Letter Agreement creates a valid and perfected first priority security interest in such shares, securing the payment and/or performance of the Obligations.

(f)                Dividends; Voting Rights; Etc.

(i) So long as no Event of Default (as hereinafter defined) or event which, with the giving of notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing, Homeland shall be entitled to receive, subject to the provisions of Del. Gen. Corp. Law Section 156, and retain any and all dividends paid in respect of the Collateral; provided, however that any and all (A) dividends paid or payable other than in cash in respect of, and instruments and other property received, receivable or otherwise distributed in respect of, or in exchange for, any Collateral, (B) dividends and other distributions paid or payable in cash in respect of any Collateral in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in-surplus, and (C) cash paid, payable or otherwise distributed in respect of principal of, or in redemption of, or in exchange for, any Collateral, shall forthwith be delivered to the Company to hold as Collateral, or as may otherwise be agreed between Homeland and the Company, and shall, if received by Homeland, be received in trust for the benefit of the Company, be segregated from the other property or funds of Homeland, and be forthwith delivered to the Company as Collateral in the same form as so received (with any necessary indorsement).

(ii) Homeland, by this Letter Agreement, hereby constitutes and appoints Company, with full power of substitution, from the date hereof until termination of this Letter Agreement in accordance with the provisions of Section 13 below (the “Unpaid Shares Proxy Term”), as Homeland’s true and lawful attorney and irrevocable proxy, for and in Homeland’s name, place and stead, to vote each of the Partially Paid Shares which as of the time of the taking of a vote or giving of consent are not fully-paid for (the “Unpaid Proxy Shares”) as Homeland’s proxy, including, without limitation, the right to vote at any election of directors and in favor of or in opposition to any resolution for a proposed dissolution and liquidation, merger, or consolidation of Company, or a sale of all or substantially all of its assets, or the issuance or creation of additional classes of its securities, or any action which may properly be presented at any stockholders’ meeting or which requires the consent of the stockholders of Company. Homeland shall not have any voting rights in respect of the Unpaid Proxy Shares during the Unpaid Shares Proxy Term. Homeland intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Unpaid Shares Proxy Term and hereby revokes any proxies previously granted by Homeland with respect to the Unpaid Proxy Shares. Homeland agrees that it will not enter into any agreement or understanding with any person or entity or take any action during the Unpaid Shares Proxy Term which will permit any person or entity to vote or give instructions to vote the Unpaid Proxy Shares in any manner inconsistent with the terms of this Section 10(f)(ii). Homeland further agrees to take such further action and execute and deliver, and cause others to execute and deliver such other instruments as may be necessary to effectuate the intent of this Letter Agreement, including without limitation, proxies and other documents permitting Company or any of its officers to vote the Unpaid Proxy Shares or to direct the record owners thereof to vote the Unpaid Proxy Shares in accordance with this Letter Agreement. This Section 10(f)(ii) is deemed to be an irrevocable proxy enforceable in accordance with the provisions of Section 218 of the Delaware General Corporations Law.

(iii) Company and Homeland acknowledge and agree that it is the intention of the parties that, until the consummation of a Business Combination, Homeland exercise voting control over a maximum of 25% of Company’s outstanding shares of Common Stock (with any shares of in excess of such amount referred to as “Excess Shares”). Accordingly, Homeland, by this Letter Agreement, hereby constitutes and appoints Company, with full power of substitution, from the date hereof until the consummation of a Business Combination (the “Excess Shares Proxy Term”), as Homeland’s true and lawful attorney and irrevocable proxy, for and in Homeland’s name, place and stead, to vote any shares of the Company’s Common Stock which as of the time of the taking of a vote or giving of consent are Excess Shares as Homeland’s proxy, including, without limitation, the right to vote at any election of directors and in favor of or in opposition to any resolution for a proposed dissolution and liquidation, merger, or consolidation of Company, or a sale of all or substantially all of its assets, or the issuance or creation of additional classes of its securities, or any action which may properly be presented at any stockholders’ meeting or which requires the consent of the stockholders of Company. Homeland shall not have any voting rights in respect of the Excess Shares during the Excess Shares Proxy Term. Homeland intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Excess Shares Proxy Term and hereby revokes any proxies previously granted by Homeland with respect to the Excess Shares. Homeland agrees that it will not enter into any agreement or understanding with any person or entity or take any action during the Excess Shares Proxy Term which will permit any person or entity to vote or give instructions to vote the Excess Shares in any manner inconsistent with the terms of this Section 10(f)(iii). Homeland further agrees to take such further action and execute and deliver, and cause others to execute and deliver such other instruments as may be necessary to effectuate the intent of this Letter Agreement, including without limitation, proxies and other documents permitting Company or any of its officers to vote the Excess Shares or to direct the record owners thereof to vote the Excess Shares in accordance with this Letter Agreement. This Section 10(f)(iii) is deemed to be an irrevocable proxy enforceable in accordance with the provisions of Section 218 of the Delaware General Corporations Law.

(iv) Each certificate representing any Proxy Shares shall be endorsed by the Company with a legend reading substantially as follows:

THE RIGHT TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A LETTER AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.

(v) Upon the occurrence and during the continuance of an Event of Default under this Letter Agreement: (i) All rights of Homeland to receive the dividend payments which Homeland would otherwise be authorized to receive and retain pursuant to Section 10(f)(i) of this Letter Agreement shall cease, and the Company shall thereupon have the sole right to receive and hold as Collateral such dividend payments.

(vi) All dividend payments which are received by Homeland contrary to the provisions of paragraph (i) of this Section 10(f) shall be received in trust for the benefit of the Company, shall be segregated from other funds of Homeland and shall be forthwith paid over to the Company as Collateral in the same form as so received (with any necessary endorsement).

(g)               Company Appointed Attorney-in-Fact.  Upon an Event of Default (as defined in Section 11 of this Letter Agreement) and the Company having given Homeland five (5) days’ prior written notice thereof, Homeland hereby appoints the Company as Homeland’s attorney-in-fact, with full authority in the place and stead of Homeland and in the name of Homeland or otherwise, from time to time in the Company’s discretion, to take any action and to execute any instrument, which the Company may deem necessary or advisable to accomplish the purposes of this Letter Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to Homeland representing any dividend or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

(h)               Remedies upon Default.  If any Event of Default shall have occurred and continues uncured for five (5) consecutive days, the Company may exercise in respect of the Collateral, in addition to other rights and remedies provided for herein or otherwise available to them, all the rights and remedies of a secured party on default under the Uniform Commercial Code (the “Code”) in effect in the State of Delaware at that time, and the Company may also, without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Company’s offices or elsewhere, for cash, on credit for future delivery, and at such price or prices and upon such other terms as the Company may deem commercially reasonable.

(i)                 Expenses.  Homeland will, upon demand, pay, to the Company, the amount of any and all reasonable expenses, including the reasonable fees and expenses of the Company’s counsel and of any experts and agents, which the Company may reasonably incur in connection with (a) the administration of this Agreement, (b) the custody or preservation of, or the sale of, collection from or other realization upon, any of Collateral, (c) the exercise of enforcement of any of the rights of the Company hereunder, or (d) the failure by Homeland to perform or observe any of the provisions hereof.

11.              Event of Default.  The term “Event of Default” shall mean (1) failure of Homeland to pay the unpaid amount due under the Partially Paid Shares within fifteen (15) days after the date when due; or (2) any breach by Homeland of any other obligations under this Letter Agreement or in any other document entered into in connection therewith including, but not limited to, the Warrants, the Note and the Pledge Agreement, (3) the insolvency, bankruptcy (which is not stayed within 60 days after the commencement of such bankruptcy case) or dissolution of Homeland.

12.              Business Combination of the Company with Homeland.  Within thirty (30) days following completion of the purchase and sale of Shares as provided in Paragraph 1 above and payment by Homeland of the Aggregate Purchase Price, Homeland and the Company agree to use best efforts to enter into and cause their respective shareholders to approve a business combination (the “Business Combination”) on the following terms and conditions:

(a)                The issued and outstanding capital stock (without taking into account shares issuable upon the exercise or conversion of stock options and warrants) of the resulting entity (the “Resulting Entity”) shall be owned 50% by Homeland’s shareholders and 50% by the Company’s shareholders;

(b)               The Resulting Entity shall be duly organized under the laws of the State of Nevada;

(c)                The board of the Resulting Entity shall consist of five (5) members a majority of which for one year following the Business Combination shall be nominated by the Company’s current directors exclusively;

(d)               The capital stock of the Resulting Entity shall consist solely of common stock or shares convertible into common stock;

(e)                Douglas P. Boyd shall be the Chairman of the Board and Chief Executive Officer of the Resulting Entity;

(f)                The Business Combination shall be approved by the respective boards of directors and shareholders of the Company and Homeland, as may be required by applicable law, provided however, that the respective boards of directors shall not be obligated to approve the transaction, if there is a material development, change or circumstance that was not known before the date of this Letter Agreement and the board of directors determines in good faith that the approval of the transaction would be inconsistent with its fiduciary duties under applicable law.

(g)               Unless otherwise exempted from such registration, the offer and sale of the shares to be issued to the Company’s shareholders pursuant to the Business Combination shall be issued pursuant to an effective registration statement filed with the Securities and Exchange Commission and be freely tradable by the Company’s shareholders upon receipt.  Homeland agrees to promptly following the consummation of the Business Combination, Homeland will file and appropriate registration statement with the Securities Exchange Commission covering the offer, sale and resale of shares of Common Stock issued and issuable pursuant to the Company’s stock plans.

(h)               The agreement governing the Business Combination shall contain such representations, warranties, covenants, conditions to closing, and indemnification provisions that are mutually acceptable to the parties

13.              Termination.  This Letter Agreement may be terminated at any time:

(a)                by mutual written consent of Homeland and the Company;

(b)               by the Company if an Event of Default, as defined herein, shall have occurred and be continuing;

(c)                by either Homeland or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Letter Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within ten (10) business days following receipt by such other party of written notice of such failure to comply;

(d)               by Homeland if (i) there has been a breach of a representation, warranty or covenant of the Company that gives rise to a failure of the fulfillment of a condition of Homeland’s obligations to purchase the Shares pursuant to Section 1 or to effect the Business Combination pursuant to Section 12, or by Company if (ii) there has been a breach of a representation, warranty or covenant by Homeland that gives rise to a failure of the fulfillment of a condition of the Company’s obligations to sell the Shares pursuant to Section 1 or to effect the Business Combination pursuant to Section 12, in each case which breach has not been cured within ten (10) business days following receipt by the breaching party of written notice of the breach;

(e)                by either Homeland or the Company if:

(i) the Business Combination has not been effected on or prior to the close of business on of March 31, 2019; provided, however, that the right to terminate this Letter Agreement pursuant to this Section 10 shall not be available to any party whose failure to fulfill any of its obligations contained in this Letter Agreement has been the cause of, or resulted in, the failure of the Business Combination to have occurred on or prior to the aforesaid date; or

(ii) any court or other Governmental Entity having jurisdiction over a party hereto shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall have used their reasonable efforts to resist, resolve or lift, as applicable permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Letter Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

The right of any party hereto to terminate this Letter Agreement pursuant to this Section 13 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Letter Agreement.

14.              Effect of Termination.  In the event of termination of this Letter Agreement by either Homeland or the Company, as provided in Section 13, this Letter Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Homeland, or their respective officers or directors except:

(a)                Sections 9(n), 10(g), 10(h), 10(i), 14 and 15, which shall survive the termination);

(b)               Homeland shall be entitled to ownership any Common Stock which has been fully paid for;

(c)                Homeland’s rights under the Warrants if not yet exercised shall be terminated;

(d)               The Company shall have all of the rights under Del. Gen. Corp. Law. to seek from Homeland full payment of that portion of the purchase price for any Partially Paid Shares, to exercise its rights pursuant to Section 12 of this Letter Agreement, to cancel any Partially Paid Shares, and such other rights as may exist under the Del. Gen Corp. Law., all of such rights are additive and are not exclusive;

(e)                provided, however, that nothing contained in this Section 14 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Letter Agreement or the breach of any covenant contained in this Letter Agreement.

15.              Miscellaneous.

(a)                Survival of Warranties.  Unless otherwise set forth in this Letter Agreement, the representations and warranties of the Company and the Purchaser contained in or made pursuant to this Letter Agreement shall survive the execution and delivery of this Letter Agreement and the Respective Closings.

(b)               Successors and Assigns.  The terms and conditions of this Letter Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Letter Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Letter Agreement, except as expressly provided in this Agreement.

(c)                Applicable Law; Venue.  Except for Section 10(f)(ii) and (iii) which shall be governed by the laws of the State of Delaware as set forth therein, this Letter Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Nevada applicable to agreements made and to be performed wholly within the State of Nevada.  The sole forum for resolving disputes arising under or relating to this Letter Agreement shall be the District Court for Clark County, Nevada, or the Federal District Court for the District of Nevada – Las Vegas and all related appellate courts, and the parties hereby consent to the jurisdiction of such courts and agree that venue shall be in Clark County, Nevada.

(d)               Counterparts; Facsimile.  This Letter Agreement may be executed and delivered by facsimile, or any other electronic transmission devise pursuant to which the signature to be delivered can be seen, and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)                Titles and Subtitles.  The titles and subtitles used in this Letter Agreement are used for convenience only and are not to be considered in construing or interpreting this Letter Agreement.

(f)                Notices.  All notices, requests, demands and other communications under this Letter Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to FedEx or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

(i)	if to Homeland, to:

Homeland Resources Ltd. 3395 S. Jones Blvd. #169 Las Vegas, NV 89146 Attn: President Tel: (702) 994-7056 Fax: (702) 221-9341 Email: info@homelandresources.com

With a copy to (which shall not be deemed notice):

O’Neill Law Corporation Suite 704, 595 Howe Street Vancouver, BC V6C2T5 Attn: Stephen F.X. O’Neill

Tel: (604) 687-5792 Fax: (604) 687-6650 Email: son@stockslaw.com

(ii)	if to the Company, to:

Telesecurity Sciences, Inc. 7391 Prairie Falcon Road, Suite 150B Las Vegas, NV 89128 Attn: Douglas P. Boyd, Chairman and Chief Executive Officer

Tel: (702) 227-7327 Fax: (702) 549-3020 Email: doug@telesecuritysciences.com

With a copy to (which shall not be deemed notice):

Allen Matkins Leck Gable Mallory & Natsis LLP Three Embarcadero Center, 12th Floor San Francisco, CA 94111 Attn: Roger S. Mertz, Esq.

Tel: (415) 837-1515 Fax: (415) 837-1516 Email: rmertz@allenmatkins.com

Any party may, by notice given in accordance with this Section to the other party, designate another address or person for receipt of notices hereunder.

(g)               Attorneys’ Fees.  If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

(h)               Amendments and Waivers.  Any term of this Letter Agreement may be amended, terminated or waived only with the written consent of the Company and Purchaser.  Any amendment or waiver effected in accordance with this Section 13(h) shall be binding upon Homeland and each transferee of the Shares, each future holder of all such securities, and the Company.

(i)                 Severability.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(j)                 Delays or Omissions.  No delay or omission to exercise any right, power or remedy accruing to any party under this Letter Agreement, upon any breach or default of any other party under this Letter Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Letter Agreement, or any waiver on the part of any party of any provisions or conditions of this Letter Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Letter Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
__________________________

(k)               Entire Agreement.  The Transaction Documents constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreements relating to the subject matter hereof existing between the parties are expressly canceled.

IN WITNESS WHEREOF, the parties have executed this Letter Agreement as of the date first written above.

HOMELAND RESOURCES LTD.

By:	/s/ Thomas Campbell

Its:

TELESECURITY SCIENCES, INC.

By:	/s/ Douglas P. Boyd

Douglas P. Boyd
Its: Chairman and Chief Executive Officer

Exhibit A

Warrant A

EXECUTION COPY

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,  AS  AMENDED  (THE  “SECURITIES  ACT”),  OR  ANY  STATE  SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

WARRANT TO PURCHASE COMMON STOCK

OF

TELESECURITY SCIENCES, INC.

Issue Date: January 15, 2015 (“Issue Date”)	Warrant No. 2015-1

THIS CERTIFIES that HOMELAND RESOURCES LTD., a Nevada corporation (the “Holder”), the holder of this Warrant (this “Warrant”), has the right to purchase from TELESECURITY SCIENCES, INC., a Delaware corporation (the “Company”), 743,373 shares fully-paid and nonassessable shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), subject to adjustment as provided herein, at a price equal to the Exercise Price (as defined below), at any time (i) following Holder’s (A) purchase of all of the 644,257  “Partially  Paid  Shares”  being  sold  to  Holder  under  that  certain  Letter  Agreement between the Company and Holder dated as of January 15, 2015 (the “Letter Agreement”) and (B) Holder’s payment of the full purchase price for such shares in cash and ending at the earlier of (ii) (A) termination of the Letter Agreement by Holder or the Company pursuant to Section 13 of the Letter Agreement or (B) 5:00 p.m., New York City time, on January 15, 2017 (the “Expiration Date”).  This Warrant is issued pursuant to and subject to the terms of the Letter Agreement.  For purposes of this Warrant, a “Business Day” shall mean any day other than Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks in the City of New York are required or authorized by law to be closed.

1.    Exercise.

(a)       Right to Exercise; Exercise Price.  Subject to the terms and conditions set forth herein, the Holder shall have the right to exercise this Warrant at any time and from time to time during the period commencing on the Issue Date and ending on the Expiration Date as to all, but not less than all, of the shares of Common Stock covered hereby (the “Warrant Shares”). The “Exercise Price” shall be equal to $7,500,000.

(1) Exercise Notice. In order to exercise this Warrant, the Holder shall deliver, at any time prior to 5:00 p.m. New York City time on the Business Day on which the Holder wishes to effect such exercise (the “Exercise Date”), to the Company an executed copy of the notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”) and the Exercise Price payable in the form of $2,000,000 in cash upon exercise and by delivery of the executed Secured Promissory Note and Pledge Agreement in the forms attached to the Letter Agreement. The Exercise Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such exercise shall be issued. After delivery of the Exercise Notice, the Holder shall promptly deliver the original warrant to the Company for cancellation. In the case of a dispute as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder (including, without limitation, the calculation of any adjustment pursuant to Section 3 of this Warrant), the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) promptly following the date on which the Exercise Notice is delivered to the Company. The Company shall cause such accountant to calculate the Exercise Price or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than ten (10) business days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(b)        Holder of Record.  The Holder shall for all purposes be deemed to have become  the  holder  of  record  of  the  Warrant  Shares  specified  in  an  Exercise  Notice  as  of 5:00 p.m. New York City time on the Exercise Date, irrespective of the date of delivery of such Warrant Shares.   Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Company prior to the Exercise Date.

(c)        Cancellation  of  Warrant.     This  Warrant  shall  be  canceled  upon  its exercise.

2.           Delivery of Warrant Shares Upon Exercise.  Upon exercise pursuant to Section 1 of this Warrant, the Company shall issue and deliver or caused to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein within a reasonable time not to exceed two Business Days if the Company has appointed a transfer agent to administer its securities and five Business Days if it has not (the “Delivery Date”).  The Company shall effect delivery of Warrant Shares to the Holder by delivering to the Holder or its nominee physical certificates  representing  such  Warrant  Shares,  no  later  than  the  close  of  business  on  such Delivery Date.  The certificates representing the Warrant Shares may bear legends in accordance with the legend set forth on the face of this Warrant or applicable law.

3.           Adjustments.  The Warrant Shares and the Warrant Exercise Price are subject to adjustment as follows:

(a)        Adjustment for Change in Capital Stock.  If the Company:

(1) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock or other shares of its capital stock,

(2) subdivides or reclassifies its outstanding shares of Common Stock into a greater number of shares; or

(3) combines or reclassifies its outstanding shares of Common Stock into a smaller number of shares;

then the number of Warrant Shares issuable upon exercise of the Warrant and the corresponding Warrant Exercise Price immediately prior to such action shall be proportionately adjusted so that the Holder may receive the aggregate number and kind of shares of capital stock of the Company that the Holder would have owned immediately following such action if the Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

(b)       Adjustment for Recapitalization, Reclassification, Exchange, Substitution, Reorganization, Merger, Consolidation or Sale of Assets.  If a Reorganization occurs or the Common Stock issuable upon exercise of the Warrant is otherwise changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a liquidation or subdivision or combination of shares or stock dividend or any other event otherwise provided for in this Section 3), then and in such event Holder shall have the right to purchase and receive the kind and amount of stock and other securities and property receivable upon such Reorganization or other change in an amount equal to the amount that the holder would have been entitled to had it exercised such Warrant immediately prior to such Reorganization, recapitalization, reclassification or other change, all subject to further adjustment as provided herein.   As a part of such Reorganization, recapitalization, reclassification or other change, provision shall be made by the Company so that the Holder shall thereafter be entitled to receive such stock, securities and property.

(c)       Notice of Adjustment.  Upon any adjustment required by this Section 3, the Company shall give written notice thereof, by national overnight delivery service with tracking capability, addressed to Holder at the address shown on the books of the Company, which notice shall state the increase or decrease, if any, in the Warrant Shares and Warrant Exercise Price, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(d)       Other Notices.  In case at anytime:

(1) the Company shall declare any dividend upon Common Stock or make any other distribution to the holders of its Common Stock,

(2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other securities or rights;

(3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or any sale of substantially all of the Company’s assets or merger (collectively, a “Reorganization”); or

(4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company (collectively, “Dissolution”);

then the Company shall give, by national overnight delivery service with tracking capability, addressed to the Holder at the address shown on the books of the Company (i) at least 20 days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such Reorganization or Dissolution, and (ii) in the case of any Reorganization or Dissolution, at least 20 days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Reorganization or Dissolution, as the case may be.

4.           Distributions.   If the Company distributes to any or all holders of its Common Stock any of its assets (including but not limited to cash), securities (other than capital stock), or any rights or warrants to purchase securities (including but not limited to Common Stock) of the Company, the Company shall, upon exercise by the Holder of this Warrant, make the same distribution to the Holder as though, immediately prior to the record date with respect to such distribution, the Holder owned the number of shares of Common Stock the Holder could have purchased  upon  the  exercise of the Warrant;  provided,  that  the Company shall  irrevocably deposit or cause to be deposited in a trust account for the benefit of the Holder an amount of money sufficient to pay such distribution, such distribution to be distributed by the trust to the Holder at the time this Warrant is exercised.

5.           Fractional Interests.  No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant.  If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock the Company shall, in lieu of issuing any such fractional share, pay to the Holder an amount in cash equal to the product resulting from multiplying such fraction by the fair market value of one share of the Company’s Common Stock as of the Exercise Date, as determined in good faith by the Company’s Board of Directors.

6.         Compliance With Securities Act; Transfers.

(a)       The Holder, by acceptance of this Warrant, agrees that this Warrant and the Warrant Shares are being acquired for investment and that the Holder will not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares except under circumstances which will not result in a violation of the Securities Act.  In addition, this Warrant may not be transferred by Holder except with the prior written consent of the Company.  Upon exercise of this Warrant, the holder hereof shall, if requested by the Company, confirm in writing its investment purpose and acceptance of the restrictions on transfer of the Warrant Shares.

(b)       Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

7.           Benefits of this Warrant.  This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

8.           Legends.  The shares of Common Stock issuable upon exercise of this Warrant and the shares of Common Stock issuable upon conversion of the Common Stock will be subject to agreements between the initial Holder hereof and the Company relating to voting and certain matters.  Holder by accepting this warrant acknowledges and agrees that the following (or a substantially similar) legends will be placed on the certificates evidencing the Common Stock:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

9.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

10.         Notice or Demands.  Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a reputable overnight courier, and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company: Telesecurity Sciences, Inc.

7391 Prairie Falcon Road, Suite 150B Las Vegas, NV 89128

Attn: Chief Executive Officer Tel: (702) 227-7327 Fax: (702) 549-3020

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.

11.         Applicable Law.   This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within the State of Nevada.

12.         Amendments.  No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

13.         Entire Agreement.   This Warrant constitutes the entire agreement and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

14.         Headings.   The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

15.         Restrictions.    The  Holder  acknowledges  that  the  shares  of  Common  Stock acquired upon exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

16.         Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Warrant as of the Issue Date.

TELESECURITY SCIENCES, INC. a Delaware corporation

By:
Name:
Its:

EXHIBIT A to WARRANT

EXERCISE NOTICE

The  undersigned  Holder  hereby irrevocably  exercises  the  right  to  purchase  743,373 shares of Common Stock (“Warrant Shares”) of TELESECURITY SCIENCES, INC. evidenced by the attached Warrant (the “Warrant”), and tenders herewith payment of the purchase price in full in the manner set forth in the Warrant, together with all applicable transfer taxes, if any. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Date:

___________________________________
             Name of Registered Holder

By:
      Name:
     Title:

EXHIBIT A

Exhibit B

Secured Promissory Note

EXECUTION COPY

SECURED PROMISSORY NOTE

$5,500,000.00	January , 2017

FOR VALUE RECEIVED, and upon the terms and conditions set forth herein, HOMELAND RESOURCES LTD., a Nevada corporation (“Borrower”), promises to pay to the order of TELESECURITY SCIENCES, INC., a Nevada corporation (“Lender”), at Lender’s office located at 7391 Prairie Falcon Road, Suite 150B, Las Vegas, Nevada 89128, or at such other place as Lender may designate to Borrower in writing from time to time, the principal sum of Five Million Five Hundred Thousand Dollars ($5,500,000.00), or so much thereof as is outstanding and unpaid, together with interest thereon at the Interest Rate (as such term is defined below), in lawful money of the United States of America which, at the time of payment, shall be legal tender in payment of all debts and dues, public and private.

This Secured Promissory Note (the “Note”) is executed and delivered pursuant to and concurrent with the exercise by Borrower of a Common Stock Purchase Warrant

1.         COMPUTATION OF INTEREST.

1.01     Computation of Interest.  Interest under this Note shall be calculated based upon a 365-day year and for the actual number of days elapsed for any whole or partial month in which interest is being calculated.

1.02     Interest Rate.  Interest shall accrue daily and compound quarterly on the outstanding principal balance due under this Note at a rate (“Interest Rate”) equal to five percent (5.0%) per annum.

2.         PAYMENTS OF PRINCIPAL AND INTEREST.

2.01     Payment of Principal and Interest.  The principal hereunder shall be dueand payable in eleven (11) consecutive equal monthly installments commencing                      ,20    .  Interest accrued on the principal amount shall be payable at the same time as each principal payment.

2.03     Prepayment.  The principal balance of this Note and any unpaid interest due under this Note may be prepaid by Borrower at any time whatsoever, without prepayment penalty or premium.

3.         SECURITY; LOAN DOCUMENTS.  The indebtedness evidenced by this Note (the “Loan”) and the obligations created hereby are secured by a security interest in certain “Collateral” (the “Collateral Interest”) as such term is defined in a Pledge Agreement of even date herewith between Borrower and Lender (“Pledge Agreement”) and a UCC-1 Financing Statement (“UCC-1”) to be filed with the Nevada Secretary of State concurrently with the execution of this Note and the Pledge Agreement.  The Pledge Agreement together with this Note and the UCC-1 are collectively referred to herein as the “Loan Documents.”

4.         DEFAULT.

4.01     Event of Default.  The occurrence of any one or more of the following events shall constitute an event of default (“Event of Default”) under this Note:

(a) Payment. If Borrower fails to pay, when due, any payment of principal and/or interest or any other payment required under this Note and such failure is not cured within ten (10) days of Lender’s delivery of written notice thereof to Borrower;

(b) Obligations. If Borrower breaches and/or defaults with respect to any obligation, term, covenant, condition, agreement, representation and/or warranty undertaken under any of the Loan Documents (other than a default referenced in Section 4.01(a)) and such breach and/or default is not fully cured within thirty (30) days of Lender’s delivery of written notice thereof to Borrower or is not fully cured prior to the expiration of any applicable grace or cure period set forth in the Loan Documents, as the case may be;

(c) Transfer of Collateral. If Borrower sells or otherwise disposes of the Collateral Interest;

(d) Bankruptcy. The application by Borrower for, or the consent or acquiescence by Borrower to, the appointment of any trustee, receiver and/or liquidator for Borrower or for any portion of Borrower’s assets; or the appointment (without the consent or acquiescence of Lender) of any trustee, receiver and/or liquidator or trustee for Borrower or any portion of Borrower’s assets; or the making by Borrower of any assignment for the benefit of creditors; or the admission by Borrower in writing of Borrower’s inability to pay Borrower’s debts as they become due; or if Borrower becomes insolvent; or the filing by Borrower of a voluntary petition in bankruptcy or of any petition or answer seeking for Borrower any reorganization, arrangement, composition, readjustment, liquidation, dissolution and/or similar relief pursuant to any of the provisions of the United States Bankruptcy Code, as amended, or any similar present, successor or future statute, law and/or regulation; or the filing of such a petition against Borrower or the commencement of an action against Borrower seeking any such relief, provided that such action shall not have been dismissed (or that all orders or proceedings thereunder affecting Borrower shall not have been stayed); or the subsequent setting aside of the stay of any such order or proceeding.

Upon the occurrence of an Event of Default, at Lender’s option, the outstanding principal balance of this Note, together with all unpaid interest accrued thereon and all other sums due hereunder, shall immediately become due and payable, without notice or prior demand.

4.02     Default Rate.  Notwithstanding the provisions of Section 1 of this Note, upon the occurrence of an Event of Default, the entire outstanding, unpaid principal balance of this Note, and all unpaid interest accrued under this Note, shall, at Lender’s option, thereafter bear interest at the Interest Rate plus five (5) percentage points (the “Default Rate”) until the default giving rise to such Event of Default shall have been cured in full.

4.03     Cumulative Remedies; Attorney Fees.  The remedies of Lender in this Note or at law or in equity, shall be cumulative and concurrent, and may be pursued singly, successively or together in Lender’s discretion and as often as occasion therefor shall arise.  If Borrower’s obligations under this Note are enforced by Lender through an attorney, or any payment due under this Note collected by or through an attorney or collection agency, Borrower agrees to pay all costs incurred by Lender in connection therewith, including, but not limited to, reasonable fees and disbursements of legal counsel and collection agency costs, whether or not suit be brought.  No provision of this Section 4 shall be construed as a waiver of any other right or remedy accruing to Lender by reason of the occurrence of an Event of Default. The payments required under this Section 4 shall be in addition to, and shall in no way limit, any other rights and remedies provided for in this Note nor any other remedies provided by law or in equity, and shall be added to the principal evidenced by this Note.

5.         GENERAL CONDITIONS.

5.01     Borrower’s Waivers.  Borrower, for itself and all others who may become liable for payment of all or any part of the indebtedness evidenced by this Note, hereby waives presentment for payment, demand, protest, and notice of dishonor, protest, nonpayment, demand, intent to accelerate, and acceleration.

5.02     Authority.  Borrower represents that Borrower has full power, authority and legal right to execute, deliver and perform its obligations pursuant to this Note, that the execution, delivery and performance of this Note has been duly authorized, that the person executing this Note on Borrower’s behalf has authority to do so, and that this Note, once executed by Borrower, constitutes the valid and binding obligation of Borrower, enforceable in accordance with its terms.

6.         MISCELLANEOUS.

6.01     Notices.  All notices, requests, demands and other communications under this Note shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given, (ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (iii) on the day after delivery to FedEx or similar overnight courier or the Express Mail service maintained by the United States Postal Service, or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, return receipt requested, postage prepaid and properly addressed, to the party as follows:

To Borrower:	Homeland Resources Ltd. 3395 S. Jones Blvd. #169 Las Vegas, NV 89146

To Lender:	Telsecurity Sciences, Inc. 7391 Prairie Falcon Road, Suite 150B Las Vegas, Nevada 89128

6.02     Modification.  This Note may not be changed, waived, supplemented, discharged or terminated orally or by any act or failure to act on the part of Borrower or Lender, but only by an agreement in writing signed by the party against whom enforcement thereof is sought and then only to the extent expressly set forth in such writing.  No person other than a duly authorized officer or agent of Lender shall be deemed an agent of Lender nor have any authority to waive, modify, supplement or terminate in any manner whatsoever any of the terms of this Note.

6.03     Binding Effect.  The terms and provisions of this Note and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective heirs, executors, legal representatives, successors, successors and assigns, whether by voluntary action of the parties or by operation of law.

6.04     Unenforceable Provisions.  Any provision of this Note or the other Loan Documents which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.05     Ambiguity and Construction of Certain Terms.  All personal pronouns used herein, whether used in the masculine, feminine or neuter gender, shall be deemed to include all other genders; the singular shall include the plural and vice versa.  Titles of articles and sections are for convenience only and in no way define, limit, amplify or describe the scope or intent of any provisions hereof.  “Herein,” “hereof” and “hereunder” and other words of similar import refer to this Note as a whole and not to any particular section, paragraph or other subdivision; “Section” refers to the entire section and not to any particular subsection, paragraph of other subdivision.  Reference to days for performance shall mean calendar days unless business days are expressly indicated.

6.06     Governing Law.  This Note shall be interpreted, construed and enforced according to the laws of the State of Nevada.

IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

HOMELAND RESOURCES LTD.

By:
Name:
Title

Exhibit C

Pledge Agreement

EXECUTION COPY

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, is entered into effective as of ___________, 20__, by and between HOMELAND RESOURCES LTD., a Nevada corporation (the “Debtor”), and TELESECURITY SCIENCES, INC, a Delaware corporation (the “Secured Party”).

R E C I T A L S :

A.        Pursuant to that certain Letter Agreement dated January 15, 2015, between Secured Party and Debtor (the “Letter Agreement”) the Secured Party agreed to sell and the Debtor agreed to purchase certain securities of Secured Party including a Warrant to Purchase Common Stock entitling Debtor to purchase an aggregate of 743,373 shares of the Secured Party’s common stock (the “Warrant”) and paying therefore, in part, by the delivery by Debtor of Debtor’s Secured Promissory Note (the “Note”) in the form of Exhibit A hereto in the original principal amount of $5,500,000 (the “Loan”).

B.        The Secured Party was unwilling to enter into the Letter Agreement and accept the Note in partial payment of the shares of common stock to be purchase and sold pursuant to the Warrant (the “Warrant Shares”) unless the Debtor in the manner hereinafter set forth assigned to the Secured Party all of Debtor’s interest in the Warrant Shares as security for the payment of the Note and the observance and performance by the Debtor of the terms, covenants and conditions of the Note.

NOW THEREFORE, in consideration of the foregoing Recitals, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in order to induce the Secured Party to accept the Note in payment of the purchase price of the Warrant Shares, the Debtor agrees as follows:

ARTICLE 1
DEFINITIONS

1.1       Defined Terms.  The following terms shall have the meanings herein specified unless the context otherwise requires.  Such definitions shall be equally applicable to the singular and plural forms of the terms defined.  Unless otherwise defined herein, terms used herein and defined in the Note shall be used herein as so defined.

“Agreement” means this Pledge Agreement, as modified, supplemented or amended from time to time.

“Collateral” has the meaning assigned to that term in Section 2.1(a).

“Company” has the meaning assigned to that term in Recital A.

“Debtor” has the meaning assigned to that term in the first paragraph of this Agreement.

“Event of Default” has the meaning assigned to that term in Section 4 of the Note.

“Letter Agreement” has the meaning assigned to that term in Recital A.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” has the meaning assigned to that term in Recital B.

“Loan Documents” has the meaning assigned to that term in Section 3 of the Note.

“Note” has the meaning assigned to that term in Recital B.

“Obligations” means:  (i) all indebtedness, obligations, and liabilities (including, without limitation, guarantees and other contingent liabilities) of the Debtor to the Secured Party or any other holder of the Note arising under or in connection with the Note or this Agreement; (ii) any and all sums advanced by the Secured Party in order to preserve the Collateral or preserve its security interest in the Collateral; and (iii) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of the Company and/or the Debtor referred to in clauses (i) and (ii), after an Event of Default shall have occurred and be continuing, the expenses of re-taking, holding, preparing for sale or lease, selling, or otherwise disposing or realizing on the Collateral, or of any exercise by the Secured Party of its rights hereunder, together with reasonable attorneys’ fees and expenses and court costs.

“Proceeds” has the meaning assigned that term under the Uniform Commercial Code or under other relevant law and, in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty, or guaranty payable to the Secured Party and/or the Debtor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to the Company and/or the Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure, or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority), and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Proxy Shares” has the meaning assigned to that term in Section 3.5.

“Proxy Term” has the meaning assigned to that term in Section 3.5.

“Secured Party” has the meaning assigned to that term in the first paragraph of this Agreement.

“Warrant Shares” has the meaning assigned to that term in Recital B.

ARTICLE 2
SECURITY INTERESTS

2.1       Grant of Security Interest.

(a) As security for the prompt and complete payment and performance when due of all of its Obligations, the Debtor does hereby assign and transfer unto the Secured Party a continuing security interest of first priority in all of the right, title, and interest of the Debtor in, to and under all of the following, whether now existing or hereafter from time to time acquired: (i) until fully-paid for by Debtor in cash, the Warrant Shares, (ii) all Proceeds and products of any and all of the foregoing described in clause (i) above, together with all substitutions therefore and additions thereto including without limitation stock rights, rights to subscribe, liquidating dividends, stock dividends, cash dividends, interest, new securities and other property to which Debtor is or may hereafter become entitled to receive on account of such personal property (all of the above, collectively, the “Collateral”). For purposes of determining the Collateral, a Warrant Share shall be deemed fully paid for with each $10.09 payment made by Debtor to Secured Party. With the initial $2,000,000 cash payment made by Debtor upon exercise of Warrant A, 198,216 shares will be deemed fully paid for and not part of the Collateral.

(b) The security interest of the Secured Party under this Agreement extends to all Collateral of the kind described in preceding clause (a) which the Debtor may acquire at any time during the continuation of this Agreement.

(c) Warrant Shares shall be released and not deemed part of the Collateral as payments are made by Debtor on the Loan. For each $10.09 payment received by Secured Party, one Share shall be released and not deemed Collateral.

2.2       Power of Attorney.  The Debtor hereby irrevocably constitutes and appoints the Secured Party its true and lawful attorney with full power of substitution after the occurrence of an Event of Default (in the name of the Debtor or otherwise) to act, require, demand, receive, compound, and give acquittance for any and all monies and claims for monies due or to become due to the Debtor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Secured Party may deem to be necessary or advisable in the circumstances, which appointment as attorney is coupled with an interest; provided, however, that nothing herein contained shall be construed as requiring or obligating the Secured Party to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby, and no action taken by the Secured Parry or omitted to be taken with respect to the Collateral or any part thereof shall give rise to any defense, counterclaim, or offset in favor of the Debtor or to any claim or action against the Secured Party.

ARTICLE 3
PROVISIONS CONCERNING COLLATERAL

3.1       Protection of Secured Party’s Security.  The Debtor will do nothing to impair the rights of the Secured Party in the Collateral.

3.2       Further Actions.  The Debtor will, at its expense, make, execute, endorse, acknowledge, file, and deliver to the Secured Party from time to time such lists, descriptions and designations of its Collateral, schedules, confirmatory assignments, conveyances, financing statements, continuation statements, transfer endorsements, powers of attorney, certificates, reports, and other assurances or instruments and take such further steps relating to the Collateral and other property or rights covered by the security interest hereby granted, to perfect, preserve or protect its security interest in the Collateral.

3.3       Financing Statements.  The Debtor agrees to sign and deliver to the Secured Party such financing statements and continuation statements as may be required, to establish and maintain a valid, enforceable, first priority security interest in the Collateral as provided herein and the other rights and security contemplated herein, all in accordance with the Uniform Commercial Code as enacted in any and all relevant jurisdictions or any other relevant law.  The Debtor will pay any applicable filing fees and related expenses.  The Debtor authorizes the Secured Party to file any such financing statements without the signature of the Debtor.

3.4       Distributions.  Debtor shall have the right to collect and receive all distributions, whether capital or income, or both, in whatever form, whether consisting of cash or property, or both, from the Collateral which Debtor is entitled to receive or in which Debtor has an interest.

3.5       Proxy.  Debtor, by this Agreement, hereby constitutes and appoints Secured Party, with full power of substitution, from the date hereof until termination of this Pledge Agreement (the “Proxy Term”), as Debtor’s true and lawful attorney and irrevocable proxy, for and in Debtor’s name, place and stead, to vote each of the Warrant Shares which as of the time of the taking of a vote or giving of consent are not fully-paid for (the “Proxy Shares”) as Debtor’s proxy, including, without limitation, the right to vote at any election of directors and in favor of or in opposition to any resolution for a proposed dissolution and liquidation, merger, or consolidation of Secured Party, or a sale of all or substantially all of its assets, or the issuance or creation of additional classes of its securities, or any action which may properly be presented at any stockholders’ meeting or which requires the consent of the stockholders of Secured Party. Debtor shall not have any voting rights in respect of the Proxy Shares during the Proxy Term. Debtor intends the foregoing proxy to be, and it shall be, irrevocable and coupled with an interest during the Proxy Term and hereby revokes any proxies previously granted by Debtor with respect to the Proxy Shares.  Debtor agrees that it will not enter into any agreement or understanding with any person or entity or take any action during the Proxy Term which will permit any person or entity to vote or give instructions to vote the Proxy Shares in any manner inconsistent with the terms of this Section 3.5.  Debtor further agrees to take such further action and execute and deliver, and cause others to execute and deliver such other instruments as may be necessary to effectuate the intent of this Pledge Agreement, including without limitation, proxies and other documents permitting Secured Party or any of its officers to vote the Proxy Shares or to direct the record owners thereof to vote the Proxy Shares in accordance with this

Pledge Agreement.  This Section 3.5 is deemed to be an irrevocable proxy enforceable in accordance with the provisions of Section 218 of the Delaware General Corporations Law.

3.4       Legend.  Each certificate representing any Proxy Shares shall be endorsed by Secured Party with a legend reading substantially as follows:

THE RIGHT TO VOTE THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A PLEDGE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE CORPORATION’S PRINCIPAL PLACE OF BUSINESS.

ARTICLE 4
REMEDIES UPON OCCURRENCE OF EVENT OF DEFAULT

4.1       Remedies; Obtaining the Collateral Upon Default.  The Debtor agrees that, if any Event of Default shall have occurred, then and in every such case, subject to any mandatory requirements of applicable law then in effect, the Secured Party, in addition to any rights now or hereafter existing under applicable law, shall have all rights as a secured creditor under the Uniform Commercial Code in all relevant jurisdictions and all other rights or remedies at law or equity available to secured creditors, and may sell, assign, or otherwise liquidate, or direct the Debtor to sell, assign, or otherwise liquidate, any or all of the Collateral or any part thereof, and take possession of the proceeds of any such sale or liquidation.  If any Event of Default shall have occurred, in the event Secured Party wishes to retain the Collateral in satisfaction of Debtor’s obligations hereunder and so notifies Debtor, Debtor hereby waives, to the fullest extent allowed by law, any rights it might have to cause the Secured Party to sell, offer for sale or otherwise liquidate the Collateral.

4.2       Remedies; Disposition of the Collateral.

(a) Any Collateral may be sold, assigned, leased, or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Secured Party may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any such disposition which shall be a private sale or other private proceeding permitted by such requirements shall be made upon not less than three (3) days’ written notice to the Debtor (which Debtor agrees is reasonable notification within the meaning of Section 9-504(3) of the Uniform Commercial Code) specifying the time at which such disposition is to be made and the intended sale price or other consideration therefor, and shall be subject, for the three (3) days after the giving of such notice, to the right of the Debtor or any nominee of the Debtor to acquire the Collateral involved at a price at least equal to the intended sale price. Any such disposition which shall be a public sale permitted by such requirements shall be made upon not less than three (3) days’ written notice to the Debtor (which Debtor agrees is reasonable notification within the meaning of Section 9-504(3) of the Uniform Commercial Code) specifying the time and place of such sale and, in the absence of applicable requirements of law, shall be by public auction (which may, at the Secured Party’s option, be subject to reserve), after publication of notice of such auction not less than ten (10) days prior thereto in a newspaper in general circulation in Las Vegas, Nevada. To the extent permitted by any such requirement of law, the Secured Party may bid for and become the purchaser of the Collateral or any item thereof, offered for sale in accordance with this Section 4.2 without accountability to the Debtor (except to the extent of surplus money received as provided in Section 4.3). If, under mandatory requirements of applicable law, the Secured Party shall be required to make disposition of the Collateral within a period of time which does not permit the giving of notice to the Debtor as hereinabove specified, the Secured Party need give the Debtor only such notice of disposition as shall be reasonably practicable in view of such mandatory requirements of applicable law.

(b) Secured Party may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. Any such public or private sale or other disposition may be as a unit or in one or more parcels and by way of one or more contracts (it being agreed that the sale of any part of the Collateral shall not exhaust the power of sale granted hereunder, but sales may be made from time to time until all of the Collateral has been sold or until the Obligations have been paid in full), and at any such sale it shall not be necessary to exhibit the Collateral. Secured Party shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase the whole or any part of the Collateral so sold. Upon the consummation of any public or private sale, Secured Party will have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold absolutely and free from any claim or right of whatsoever kind, and Debtor hereby waives, to the extent permitted by law, all rights of redemption, stay or appraisal which it has or may at any time in the future have under any law or statute now existing or hereafter enacted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by Secured Party until the selling price is paid by the purchaser thereof, but the Secured Party will not incur any liability in the case of failure of such purchaser to take up and pay for the Collateral so sold, and in the case of any such failure, such Collateral may again be sold upon like notice. Secured Party may also, at its discretion, proceed by a suit or suits at law or in equity to foreclose its security interest and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction. Debtor covenants and agrees that it will execute and deliver such documents and take such actions as Secured Party deems reasonably necessary or advisable in order that any such sale shall be valid and binding and made in compliance with law. If any consent, approval, or authorization of any state, municipal or other governmental department, agency or authority should be necessary to effectuate any sale or other disposition of the Collateral, or any part thereof, Debtor shall execute all such applications and other instruments and take such action as Secured Party reasonably deems necessary or advisable in order to secure any such consent, approval or authorization, and will otherwise use its reasonable efforts to secure the same. Debtor recognizes that in the event that Secured Party is unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the federal securities laws of the United States and applicable state or foreign securities laws, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Debtor acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Secured Party than if such sale were a public sale and agrees that such circumstances shall not in and of themselves result in a determination that such sale was not made in a commercially reasonable matter. Proceeds of any sale or other disposition of the Collateral may be applied to the Obligations in whatever order or priority Secured Party may subjectively determine. Notwithstanding any other provision herein to the contrary, Secured Party shall not be deemed to have accepted any property in satisfaction of any obligation of Debtor to Secured Party unless Secured Party shall have made an express written election of said remedy under Section 9505 of the Uniform Commercial Code of the State.

(c) Secured Party acknowledges that it has extensive and sophisticated knowledge with regard to any market concerning the Collateral. Secured Party further acknowledges that the sale of the Collateral is reasonable if done at a private sale and that the notice requirements provided above afforded a commercially reasonable opportunity to see that the Collateral is liquidated at a commercially reasonable price. To the fullest extent allowed by law, Debtor waives any rights it might have to object to the commercially reasonableness of Secured Party’s proceedings in accordance with the above.

4.3       Application of Proceeds.  The proceeds of any Collateral obtained pursuant to Section 4.1 or disposed of pursuant to Section 4.2 shall be applied first to the reasonable expenses of the Secured Party incurred with third parties in realizing upon the Collateral, second to the Obligations until they are paid in full, and the remainder, if any, shall be paid to the Debtor.

4.4       Remedies Cumulative.  No failure or delay on the part of the Secured Party in exercising any right, power or privilege hereunder and no course of dealing between the Debtor and the Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power, or privilege hereunder or under the Note preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers, or remedies which the Secured Party would otherwise have.  No notice to or demand on the Debtor in any case shall entitle the Debtor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Secured Party to any other or further action in any circumstances without notice or demand.

ARTICLE 5
MISCELLANEOUS

5.1       Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered in person or by nationally recognized overnight courier, telegraph, telex, telecopy, facsimile, fax, cable or mailed certified mail, postage prepaid, return receipt requested, as follows:

To the Debtor:	Homeland Resources Ltd. 3395 S. Jones Blvd. #169 Las Vegas, NV 89146

To Secured Party:	Telesecurity Sciences, Inc. 7391 Prarie Falcon Road, Suite 150B Las Vegas, Nevada 89128

Any such notice or other communication shall be deemed received and effective upon the earlier of (i) if personally delivered, the date of delivery to the address of the person to receive such notice; (ii) if delivered by overnight courier, the business day following its deposit with the overnight courier; (iii) if mailed, four (4) business days after the date of posting by the United States post office; (iv) if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; or (v) if given by telex, telecopy, facsimile or fax, when sent.  Any reference herein to the date of receipt, delivery, or giving, as the case may be, of any notice or other communication shall refer to the date such communication becomes effective under the terms of this Section 5.1.  Any notice or other communication sent by cable, telex, telecopy, facsimile or fax must be confirmed within forty-eight (48) hours by letter mailed or delivered in accordance with the foregoing.  Notice of change of address shall be given by written notice in the manner detailed in this Section 5.1.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to constitute receipt of the notice or other communication sent.

5.2       Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and may not be modified, amended, or otherwise changed in any manner, except by a writing signed by all the parties hereto.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either the Debtor or the Secured Party without the prior written consent of the other party.

5.3       Obligations Absolute.  The Obligations of the Debtor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated, or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation:  (i) any renewal, extension, amendment, or modification of, or addition or supplement to or deletion from, the Note or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (ii) any waiver, consent, extension, indulgence, or other action or inaction under or in respect of any such instrument or agreement or this Agreement or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of this Agreement or the Note; (iii) any furnishing of any additional security to the Secured Party or any acceptance thereof or any sale, exchange, release, surrender, or realization of or upon any security by the Secured Party; or (iv) any invalidity, irregularity, or unenforceability of all or part of the Obligations or of any security therefor.

5.4       Debtor’s Duties.  It is expressly agreed, anything herein contained to the contrary notwithstanding, that the Debtor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Secured Party shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of the Debtor under or with respect to any Collateral.

5.5       Termination; Release.  When all Obligations have been paid in full, this Agreement shall terminate, and the Secured Party, at the request and expense of the Debtor, will execute and deliver to the Debtor the proper instruments (including Uniform Commercial Code termination statements on form UCC-2 or UCC-3, as the case may be) acknowledging the termination of this Agreement, and will duly assign, transfer and deliver to the Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in possession of the Secured Party and has not theretofore been sold or otherwise applied or released pursuant to this Agreement.

5.6       Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

5.7       Severability.  Every provision of this Agreement is intended to be severable.  If any term or provision hereof is declared by a court of competent jurisdiction to be illegal or invalid, such illegal or invalid term or provision shall not affect the other terms and provisions hereof, which terms and provisions shall remain binding and enforceable.

5.8       Warranties and Representations.  Debtor warrants and represents to Secured Party that:

(a) Debtor owns the Collateral free and clear of all liens, security interests, adverse claims and encumbrances other than the security interest created or permitted hereby;

(b) No financing statement covering any of the Collateral is on file in any public office, other than the financing statement evidencing the security interest created or permitted hereby; and

(c) The execution and delivery of this Agreement will not violate any law, agreement or document governing Debtor or to which Debtor is a party.

5.9       Covenants Of Debtor.  Except as may otherwise be set forth in or allowed under the terms of any of the other Loan Documents, Debtor represents, warrants and covenants and agrees that:

(a) Debtor shall not sell, pledge, hypothecate, transfer, lease, assign, abandon or otherwise dispose of any of the Collateral or any interest therein;

(b) Debtor shall keep the Collateral free of liens, security interests and encumbrances other than the security interest created or permitted hereby;

(c) Debtor shall promptly notify Secured Party of any Event of Default;

(d) Debtor shall not use the Collateral in violation of any applicable statute, ordinance or insurance policy; and

(e) Debtor shall defend the Collateral against the claims and demands of all third parties.

5.10     Waivers by Debtor.  To the extent permitted by law, Debtor hereby waives and agrees not to take advantage of:

(a) Any right to require Secured Party to proceed against any other person or to proceed against or exhaust any security held by Secured Party at any time or to pursue any other remedy in Secured Party’s power or under any other agreement before proceeding against Debtor or the Collateral hereunder;

(b) Any defense that may arise by reason of (i) the incapacity, lack of authority, death or disability of any other person or persons or the failure of Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person or persons (ii) any manner in which Secured Party has exercised its rights and remedies under the Loan Documents, or (iii) any cessation from any cause whatsoever of the liability of Debtor, or any other person or persons;

(c) Demand (but not in derogation of the specific notice of default and cure periods provided for herein), presentment for payment, notice of nonpayment, protest, notice of protest and, except as provided in the Loan Documents or as required by applicable law, all other notices of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or nonaction on the part of Debtor, Secured Party, any endorser or creditor of Debtor or on the part of any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Secured Party;

(d) Any defense based upon an election of remedies by Secured Party, including an election to proceed by nonjudicial or judicial foreclosure of any security, whether real property or personal property security, or by transfer in lieu thereof, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of Debtor;

(e) Any right or claim of right to cause a marshalling of the assets of Debtor; (f) Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(g) Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(h) Any assertion or claim that the automatic stay provided by 11 U.S.C. § 362 (arising upon the voluntary or involuntary bankruptcy proceeding of Debtor) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Secured Party to enforce any of its rights, whether now existing or hereafter acquired, which Secured Party may have against Debtor or the Collateral;

(i) Any modifications of the Loan Documents or any obligation of Debtor relating to the Note by operation of law or by action of any court, whether pursuant to the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(j) The defense of the statute of limitations in any action hereunder or in any action for the collection or performance of any of the Obligations;

(k) Until all Obligations owing to Secured Party have been fully paid, any rights of subrogation, reimbursement, exoneration, contribution or indemnity, or any right to enforce any remedy which Secured Party now has or may hereafter have against Debtor or any benefit of, or any right to participate in, any security now or hereafter held by Secured Party;

(l) Any defense based upon Secured Party’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code or any successor statute; and

(m) Any defense based upon any borrowing or any grant of a security interest under Section 364 of the Federal Bankruptcy Code.

5.11     Waiver by Debtor.  Debtor covenants and agrees that, upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against Debtor, Debtor shall not seek or cause any other person or entity to seek a supplemental stay or other relief, whether injunctive or otherwise, pursuant to 11 U.S.C. § 105 or any other provision of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law, (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of Secured Party to enforce any rights of Secured Party against Debtor or the Collateral by virtue of this Agreement or otherwise.

5.12     WAIVER OF JURY TRIAL.  EACH OF DEBTOR AND SECURED PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE INDEBTEDNESS EVIDENCED BY THE NOTE; THE INTERPRETATION, CONSTRUCTION, VALIDITY, ENFORCEMENT OR PERFORMANCE OF THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS; OR ANY ACTS OR OMISSION OF EITHER PARTY, ITS OFFICERS,

EMPLOYEES, DIRECTORS OR AGENTS IN CONNECTION WITH ANY OF THE FOREGOING.

5.13     Sale or Encumbrance of Company Assets.  Nothing contained in this Agreement shall prohibit, limit or restrict the encumbrance, sale, lease or transfer of any or all of the assets of the Company and/or the Debtor other than the Collateral.

5.14     Miscellaneous.  The Section headings used in this Agreement are for reference purposes only, and are not intended to be used in construing this Agreement.  This Agreement shall be binding upon and shall inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective parties hereto (provided, however, nothing contained in the foregoing shall modify or amend the restrictions on Debtor’s rights to assign or otherwise transfer the Collateral as herein provided).  As used in this Agreement, where the context so requires, the use of the neuter gender shall include the masculine and the feminine genders, the masculine gender shall include the feminine and neuter, and the singular number shall include the plural, and vice versa.  Time is of the essence of this Agreement.  Except for Section 3.5 which shall be governed by the laws of the State of Delaware as set forth therein, the provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Nevada.  Each party hereto acknowledges, represents and warrants that (i) each party hereto is of equal bargaining strength; (ii) each such party has actively participated in the drafting, preparation and negotiation of this Agreement; and (iii) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement, any portion hereof or any amendments hereto.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first written above.

“Debtor”	HOMELAND RESOURCES LTD.

By:
Name:
Title

“Secured Party”	TELESECURITY SCIENCES, INC.

By:
Name:
Title

Exhibit D

Warrant B

EXECUTION COPY

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933,  AS  AMENDED  (THE  “SECURITIES  ACT”),  OR  ANY  STATE  SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER, SALE OR TRANSFER.

WARRANT TO PURCHASE COMMON STOCK

OF

TELESECURITY SCIENCES, INC.

Issue Date: January 15, 2015 (“Issue Date”)	Warrant No. 2015-2

THIS CERTIFIES that HOMELAND RESOURCES LTD., a Nevada corporation (the “Holder”), the holder of this Warrant (this “Warrant”), has the right to purchase from TELESECURITY SCIENCES, INC., a Delaware corporation (the “Company”), the Warrant Shares (as defined below) at a price equal to the Exercise Price (as defined below), immediately prior to the consummation of a Business Combination as such term is defined under that certain Letter Agreement between the Company and Holder dated as of January 15, 2015 (the “Letter Agreement”), and ending at the earlier of (ii) (A) termination of the Letter Agreement by Holder or the Company pursuant to Section 13 of the Letter Agreement or (B) 5:00 p.m., New York City time, on March 31, 2019 (the “Expiration Date”).  In all events, exercise of this Warrant shall be subject to Holder’s prior payment in full for all 644,257 Partially Paid Shares and Holder’s prior exercise of Warrant A and payment in full for all shares thereunder (including the payment in full of the Secured Promissory Note).  This Warrant is issued pursuant to and subject to the terms of the Letter Agreement.  All capitalized terms not defined herein shall have the meanings set forth in the Letter Agreement.  For purposes of this Warrant, a “Business Day” shall mean any day other than Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks in the City of New York are required or authorized by law to be closed.

1.    Exercise.

(a) Right to Exercise; Exercise Price.   Subject to the terms and conditions set forth herein, the Holder shall have the right to exercise this Warrant at any time and from time to time during the period commencing on the Issue Date and ending on the Expiration Date a number  (the  “Warrant  Shares”)  of  fully-paid  and  nonassessable  shares  of  the  Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), equal to ½ of the amount of any shares of Common Stock issued by the Company to persons or entities upon the exercise of stock options or warrants (other than shares issued to Holder under Warrant A or this Warrant) following the Issue Date and prior to the consummation of a Business Combination (the “Third

Party Warrant Shares”).  This Warrant shall be exercisable for all, but not less than all, of the Warrant Shares.  The “Exercise Price” shall be equal ½ of the aggregate exercise price paid to the Company for all the Third Party Warrant Shares.

(1) Exercise Notice. In order to exercise this Warrant, the Holder shall deliver, at any time prior to 5:00 p.m. New York City time on the Business Day on which the Holder wishes to effect such exercise (the “Exercise Date”), to the Company an executed copy of the notice of exercise in the form attached hereto as Exhibit A (the “Exercise Notice”) and the Exercise Price payable in in cash upon exercise. The Exercise Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such exercise shall be issued. After delivery of the Exercise Notice, the Holder shall promptly deliver the original warrant to the Company for cancellation. In the case of a dispute as to the calculation of the Exercise Price or the number of Warrant Shares issuable hereunder, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and shall submit the disputed calculations to a certified public accounting firm of national recognition (other than the Company’s independent accountants) promptly following the date on which the Exercise Notice is delivered to the Company. The Company shall cause such accountant to calculate the Exercise Price or the number of Warrant Shares issuable hereunder and to notify the Company and the Holder of the results in writing no later than ten (10) business days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations were most at variance with those of such accountant.

(b)        Holder of Record.  The Holder shall for all purposes be deemed to have become  the  holder  of  record  of  the  Warrant  Shares  specified  in  an  Exercise  Notice  as  of 5:00 p.m. New York City time on the Exercise Date, irrespective of the date of delivery of such Warrant Shares.   Except as specifically provided herein, nothing in this Warrant shall be construed as conferring upon the Holder hereof any rights as a stockholder of the Company prior to the Exercise Date.

(c)        Cancellation  of  Warrant.     This  Warrant  shall  be  canceled  upon  its exercise.

2.           Delivery of Warrant Shares Upon Exercise.  Upon exercise pursuant to Section 1 of this Warrant, the Company shall issue and deliver or caused to be delivered to the Holder the number of Warrant Shares as shall be determined as provided herein within a reasonable time not to exceed two Business Days if the Company has appointed a transfer agent to administer its securities and five Business Days if it has not (the “Delivery Date”).  The Company shall effect delivery of Warrant Shares to the Holder by delivering to the Holder or its nominee physical certificates  representing  such  Warrant  Shares,  no  later  than  the  close  of  business  on  such Delivery Date.  The certificates representing the Warrant Shares may bear legends in accordance with the legend set forth on the face of this Warrant or applicable law.

3.           Fractional Interests.  No fractional shares or scrip representing fractional shares shall be issuable upon the exercise of this Warrant.  If, on exercise of this Warrant, the Holder hereof would be entitled to a fractional share of Common Stock the Company shall, in lieu of issuing any such fractional share, pay to the Holder an amount in cash equal to the product resulting from multiplying such fraction by the fair market value of one share of the Company’s Common Stock as of the Exercise Date, as determined in good faith by the Company’s Board of Directors.

4.         Compliance With Securities Act; Transfers.

(a)       The Holder, by acceptance of this Warrant, agrees that this Warrant and the Warrant Shares are being acquired for investment and that the Holder will not offer, sell, or otherwise dispose of this Warrant or any Warrant Shares except under circumstances which will not result in a violation of the Securities Act.  In addition, this Warrant may not be transferred by Holder except with the prior written consent of the Company.  Upon exercise of this Warrant, the holder hereof shall, if requested by the Company, confirm in writing its investment purpose and acceptance of the restrictions on transfer of the Warrant Shares.

(b)       Subject to such restrictions, the Company shall transfer this Warrant from time to time upon the books to be maintained by the Company for that purpose, upon surrender thereof for transfer properly endorsed or accompanied by appropriate instructions for transfer and such other documents as may be reasonably required by the Company to establish that such transfer is being made in accordance with the terms hereof, and a new Warrant shall be issued to the transferee and the surrendered Warrant shall be canceled by the Company.

5.           Benefits of this Warrant.  This Warrant shall be for the sole and exclusive benefit of the Holder of this Warrant and nothing in this Warrant shall be construed to confer upon any person other than the Holder of this Warrant any legal or equitable right, remedy or claim hereunder.

6.           Legends.  The shares of Common Stock issuable upon exercise of this Warrant and the shares of Common Stock issuable upon conversion of the Common Stock will be subject to agreements between the initial Holder hereof and the Company relating to voting and certain matters.  Holder by accepting this warrant acknowledges and agrees that the following (or a substantially similar) legends will be placed on the certificates evidencing the Common Stock:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.”

7.           Loss, Theft, Destruction or Mutilation of Warrant.  Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Company, and upon surrender of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date.

8.           Notice or Demands.  Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Warrant shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to a reputable overnight courier, and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Company: Telesecurity Sciences, Inc. 7391 Prairie Falcon Road, Suite 150B Las Vegas, NV 89128

Attn: Chief Executive Officer Tel: (702) 227-7327 Fax: (702) 549-3020

and if to the Holder, to such address as shall be designated by the Holder in writing to the Company.

9.           Applicable Law.   This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and to be performed entirely within the State of Nevada.

10.         Amendments.  No amendment, modification or other change to, or waiver of any provision of, this Warrant may be made unless such amendment, modification or change is set forth in writing and is signed by the Company and the Holder.

11.         Entire Agreement.   This Warrant constitutes the entire agreement and supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

12.         Headings.   The headings in this Warrant are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

13.         Restrictions.    The  Holder  acknowledges  that  the  shares  of  Common  Stock acquired upon exercise of this Warrant, if not registered, will have restrictions upon resale imposed by state and federal securities laws.

14.         Successors and Assigns.  Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors of the Company and the successors and permitted assigns of the Holder.

IN WITNESS WHEREOF, the Company has duly executed and delivered this Warrant as of the Issue Date.

TELESECURITY SCIENCES, INC. a Delaware corporation

By:
Name:
Its:

EXHIBIT A to WARRANT

EXERCISE NOTICE

The undersigned  Holder hereby irrevocably exercises the right to purchase _______ shares of Common Stock (“Warrant Shares”) of TELESECURITY SCIENCES, INC. evidenced by the attached Warrant (the “Warrant”), and tenders herewith payment of the purchase price in full, together with all applicable transfer taxes, if any.  Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

Date:

______________________________
         Name of Registered Holder

By:
Name:
Title:

EXHIBIT A

Exhibit E

Delaware General Corporation Law

§ 156.  Partly paid shares

Any corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor.  Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the corporation in the case of uncertified partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated.  Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.  (8 Del. C. 1953, § 156; 56 Del. Laws, c. 50; 64 Del. Laws, c. 112, § 12.)

§ 163.  Payment for stock not paid in full

The capital stock of a corporation shall be paid for in such amounts and at such times as the directors may require.  The directors may, from time to time, demand payment, in respect of each share of stock not fully paid, of such sum of money as the necessities of the business may, in the judgment of the board of directors, require, not exceeding in the whole the balance remaining unpaid on said stock, and such sum so demanded shall be paid to the corporation at such times and by such installments as the directors shall direct.  The directors shall give written notice of the time and place of such payments, which notice shall be mailed at least 30 days before the time for such payment, to each holder of or subscriber for stock which is not fully paid at such holder’s or subscriber’s last known post-office address.  (8 Del. C. 1953, § 163; 56 Del. Laws, c. 50; 71 Del. Laws, c. 339, § 21.)

§ 164.  Failure to pay for stock; remedies

When any stockholder fails to pay any installment or call upon such stockholder’s stock which may have been properly demanded by the directors, at the time when such payment is due, the directors may collect the amount of any such installment or call or any balance thereof remaining unpaid, from the said stockholder by an action at law, or they shall sell at public sale such part of the shares of such delinquent stockholder as will pay all demands then due from such stockholder with interest and all incidental expenses, and shall transfer the shares so sold to the purchaser, who shall be entitled to a certificate therefor.

Notice of the time and place of such sale and of the sum due on each share shall be given by advertisement at least 1 week before the sale, in a newspaper of the county in this State where such corporation’s registered office is located, and such notice shall be mailed by the corporation to such delinquent stockholder at such stockholder’s last known post-office address, at least 20 days before such sale.

If no bidder can be had to pay the amount due on the stock, and if the amount is not collected by an action at law, which may be brought within the county where the corporation has its registered office, within 1 year from the date of the bringing of such action at law, the said stock and the amount previously paid in by the delinquent stockholder on the stock shall be forfeited to the corporation.  (8 Del. C. 1953, § 164; 56 Del. Laws, c. 50; 59 Del. Laws, c. 106, § 4; 71 Del. Laws, c. 339, § 22.)